EXHIBIT 5.1

September 28, 2004

AmericasBank Corp.

500 York Road

Towson, Maryland 21204

Re:	Americas Bank Corp.
2004 Stock Incentive Plan
Registration Statement on Form S-8 for 1,283,121 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel for AmericasBank, Corp. (the “Company”) in connection with the registration under the Securities Act of 1933, as amended, on Form S-8 of 1,283,121 shares of the Company’s Common Stock, $0.01 par value (the “Shares”), to be issued under the AmericasBank Corp. 2004 Stock Incentive Plan (the “Option Plan”). As such counsel, we have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion.

Based on the foregoing, it is our opinion that the Shares reserved for issuance under the Option Plan have been duly and validly authorized and upon the issuance and delivery of the Shares in the manner and for the consideration described under such Plan and/or grant agreements delivered in connection with such Plan, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement on Form S-8. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Ober, Kaler, Grimes & Shriver

OBER, KALER, GRIMES & SHRIVER